SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  Schedule 13D

                    Under the Securities Exchange Act of 1934
                             (Amendment No. _____)*

                          GK Intelligent Systems, Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    361751100
                                 (CUSIP Number)

                        Kimmons Family Partnership, Ltd.
                           5555 San Felipe, Suite 625
                              Houston, Texas 77056
           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)

                                 March 23, 1997
             (Date of Event which Requires Filing of this Statement)

        If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

        The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

CUSIP No. 361751100                13D                         Page 2 of 4 Pages



1 NAMES OF REPORTING PERSON I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Kimmons Family Partnership, Ltd.

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

        (a)    [    ]
        (b)    [    ]

3       SEC USE ONLY

4       SOURCE OF FUNDS*

        WC

5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)

        [    ]

6       CITIZENSHIP OR PLACE OF ORGANIZATION

        State of Texas

                             7      SOLE VOTING POWER

                                    4,955,000

       NUMBER OF
        SHARES               8      SHARED VOTING POWER
     BENEFICIALLY
       OWNED BY                     None
         EACH
       REPORTING             9      SOLE DISPOSITIVE POWER
        PERSON
         WITH                       4,955,000

                             10     SHARED DISPOSITIVE POWER

                                    None

11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         4,955,000

12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
         [   ]

13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         21.3%

14       TYPE OF REPORTING PERSON*
         PN

(*)      SEE Instructions

CUSIP No. 361751100                13D                         Page 3 of 4 Pages

ITEM 1.     Security and Issuer

            Common Stock
            GK Intelligent Systems, Inc.
            5555 San Felipe, Suite 625
            Houston, Texas 77056

ITEM 2.     Identity and Background

            (a)    Kimmons Family Partnership, Ltd., a Texas limited partnership
            (b)    5555 San Felipe, Suite 625, Houston, Texas 77056
            (c)    Investment Partnership
            (d)    None
            (e)    None
            (f)    United States

ITEM 3.     Source and Amount of Funds or Other Consideration

            Partnership general funds

ITEM 4.     Purpose of Transaction

            For investment purposes

ITEM 5.     Interest in Securities of the Issuer

            4,955,000  -  21.3 sole power to vote and dispose

ITEM 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

            None

ITEM 7.     Material to be Filed as Exhibits

            None

CUSIP No. 361751100                13D                         Page 4 of 4 Pages


                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

5-15-98
----------------------
(Date)

/s/ GARY F. KIMMONS
----------------------
*(Signature)

Gary F. Kimmons General Partner
--------------------------------
Name and Title